Exhibit 99.1

ACCREDITED MORTGAGE LOAN REIT TRUST

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: Accredited Mortgage Loan REIT Trust, a Maryland real estate investment trust (the “Trust”), desires to amend and restate its Declaration of Trust as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the Declaration of Trust currently in effect and as hereinafter amended:

ARTICLE I

FORMATION

The Trust is a real estate investment trust within the meaning of the Maryland REIT Law (the “MRL”). The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation, but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE II

NAME

The name of the Trust is: Accredited Mortgage Loan REIT Trust.

Under circumstances in which the Board of Trustees determines that the use of the name of the Trust is not practicable, the Trust may use any other designation or name for the Trust.

ARTICLE III

PURPOSE AND POWERS

Section 1. Purposes. The purposes for which the Trust is formed are to invest in and to acquire, hold, manage, administer, control and dispose of property, including, without limitation or obligation, engaging in business as a real estate investment trust under the Code.

Section 2. Powers. The Trust shall have all of the powers granted to real estate investment trusts by the MRL and all other powers set forth in the Declaration of Trust which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.

ARTICLE IV

RESIDENT AGENT

The name of the resident agent of the Trust in the State of Maryland is The Corporation Trust Incorporated, whose post office address is 300 East Lombard Street, Baltimore, Maryland

21202. The Trust may have such offices or places of business within or without the State of Maryland as the Trustees may from time to time determine.

ARTICLE V

DEFINITIONS

As used in this Declaration of Trust, the following terms shall have the following meanings unless the context otherwise requires:

“Affiliate” of a person shall mean (i) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (ii) any other person that owns, beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital shares, shares or equity interests of such person, or (iii) any officer, director, employee, partner, member, manager or trustee of such person or of any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). For the purpose of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

“Beneficial Ownership” shall mean ownership of Shares (or options to acquire Shares) by a Person who would be treated as an owner of such Shares under Section 542(a)(2) of the Code either directly or indirectly through the application of Sections 856(h)(3) and 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” shall mean, with respect to any Share Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Share Trust as the beneficiary or beneficiaries of such Share Trust, in accordance with the provisions of Section 2(A) of Article VIII hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Common Shares” shall have the meaning set forth in Section 1 of Article VII hereof.

“Constructive Ownership” shall mean ownership of Shares (or options to acquire Shares) by a Person who would be treated as an owner of such Shares either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” and “Constructively Owned” shall have correlative meanings.

“Declaration of Trust” shall mean the Declaration of Trust of the Trust, as amended and supplemented from time to time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Initial Date” shall mean the date upon which these Articles of Amendment and Restatement containing this definition are accepted for record by the SDAT.

“Initial Public Offering” shall mean the sale of Preferred Shares pursuant to the Trust’s first effective registration statement for such Preferred Shares filed under the Securities Act.

“Market Price” on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The “Closing Price” on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Shares are listed or admitted to trading or, if the Shares are not listed or admitted to trading on any national securities exchange, on National Market System of The Nasdaq Stock Market or, if the Shares are not quoted on such National Market System, the average closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for the Shares on such day shall not have been reported through Nasdaq, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in the Shares selected for such purpose by the Board of Trustees.

“Non-Transfer Event” shall mean an event (other than a purported Transfer) that would cause any Person to violate Section 1(A) of Article VIII hereof, including, but not limited to, the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares.

“NYSE” shall mean the New York Stock Exchange.

“Ownership Limit” shall mean 9.8% of the value of all outstanding Shares.

“Preferred Shares” shall have the meaning set forth in Section 1 of Article VII hereof.

“Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 2(E) of Article VIII hereof.

“Person” means (unless otherwise stated herein) an individual, a corporation, a partnership, a company, an estate, a trust (including a trust qualified under Section 401(a) or

501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, a joint venture, a bank, an association, a private foundation within the meaning of Section 509(a) of the Code, a stock company or association, a limited liability company or an other entity, or any government or agency or political subdivision thereof, and also includes a “group” as that term is used for purposes of Section 13(d)(3) of the Exchange Act and shall include any successor (by merger, consolidation, reorganization or otherwise) of such entity or group; but does not include an underwriter which participated in any public offering registered under the Securities Act of any Shares of the Trust for a period of 90 days following the purchase by such underwriter of such Shares; provided, further, that the restrictions contained in Article VIII hereof will not be violated following the distribution by such underwriter of such underwritten Shares.

“Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 1(B) of Article VIII hereof, would own record title to Shares in violation of Section 1(A) of Article VIII hereof.

“REIT” shall mean a real estate investment trust under Section 856 of the Code.

“Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on ownership and transfer of Shares set forth in Article VIII hereof is no longer required in order for the Trust to qualify as a REIT.

“SDAT” shall mean the State Department of Assessments and Taxation of Maryland.

“Shares” shall have the meaning set forth in Section 1 of Article VII hereof. The term “Shares” shall include all shares that are held as Shares-in-Trust in accordance with the provisions of Section 2 of Article VIII.

“Shares-in-Trust” shall mean any Shares designated Shares-in-Trust pursuant to Section 1(B) of Article VIII hereof.

“Share Trust” shall mean any separate trust created pursuant to Section 1(B) of Article VIII hereof and administered in accordance with the terms of Section 2 of Article VIII hereof, for the exclusive benefit of any Beneficiary.

“Share Trustee” shall mean any person or entity unaffiliated with both the Trust and any Prohibited Owner, such Share Trustee to be designated by the Trust to act as trustee of any Share Trust, or any successor trustee thereof.

“Trading Day” shall mean a day on which the principal national securities exchange on which the Shares are listed or admitted to trading is open for the transaction of business or, if the Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Transfer” (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of Shares, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares). “Transfer” (as a verb) shall have the correlative meaning.

“Real Property” or “Real Estate” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“Securities” means Shares, any stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing, or shares or other securities of any successor in interest of the Trust.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities of the Trust” means any Securities issued by the Trust.

“Shareholders” means holders of record of outstanding Shares.

“Trustees”, “Board” or “Board of Trustees” means, collectively, all individuals who have been duly elected and qualify as trustees of the Trust hereunder.

“Trust Property” means any and all property, real, personal or otherwise, tangible or intangible, which is transferred or conveyed to the Trust (including all rents, income, profits and gains therefrom), which is owned or held by, or for the account of, the Trust.

ARTICLE VI

BOARD OF TRUSTEES

Section 1. Powers.

(A) Subject to any express limitations contained in the Declaration of Trust or in the Bylaws of the Trust (the “Bylaws”), (i) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (ii) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust. The Board may take any action as it, in its sole judgment and discretion, deems necessary or appropriate to conduct the business and affairs of the Trust. The Declaration of Trust shall be construed with a presumption in favor of the grant of power and authority to the Board. Any construction of the Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trustees included in the Declaration of Trust or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Trustees under the general laws of the State of Maryland or any other applicable laws.

(B) The Board, without any action by the Shareholders, shall have and may exercise, on behalf of the Trust, without limitation and in its sole discretion, the power, subject to the terms of any class or series of Shares, to terminate the status of the Trust as a REIT under the Code; to determine, subject to the terms of any class or series of Shares, that compliance with any restriction or limitation on ownership and transfers of Shares set forth in Article VIII hereof is no longer required in order for the Trust to qualify as a REIT; the power to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of Shares; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

(C) Subject to the terms of any class or series of Shares, the Board of Trustees, without any action by the Shareholders, may amend the Declaration of Trust from time to time to qualify as a REIT under the Code or the MRL by a vote of two-thirds of the Trustees.

Section 2. Trustees. The number of Trustees shall be eight, which number may be increased or decreased only by the Trustees pursuant to the Bylaws of the Trust or as specified in the terms of any class or series of Shares as set forth in the Declaration of Trust. The terms of the Trustees listed below shall be reduced from three to one years, effective as of the time the Articles of Amendment and Restatement containing this provision are first accepted for record by the SDAT. Except as specified in the terms of any class or series of Shares, no reduction in the number of Trustees shall cause the early expiration of the term of any Trustees or the removal of any Trustee from office prior to the expiration of his term. The Trustees shall be elected at each annual meeting of shareholders in the manner provided in the Bylaws to serve until their successors are duly elected and qualify. The names of the Trustees who shall serve until their successors are duly elected and qualify are:

James H. Berglund

Gary M. Erickson

Bowers W. Espy

Jody A. Gunderson

James A. Konrath

Joseph J. Lydon

Ray W. McKewon

Richard T. Pratt

Section 3. Vacancies. The Trustees may fill any vacancy, whether resulting from an increase in the number of Trustees or otherwise, on the Board of Trustees in the manner provided in the Bylaws.

Section 4. Resignation, Removal or Death. Any Trustee may resign by written notice to the Board, effective upon execution and delivery to the Trust of such written notice or upon any later date specified in the notice. Subject to the rights of holders of one or more classes or series of Shares to elect one or more Trustees, a Trustee may be removed at any time, with or without cause, at a meeting of the Shareholders, by the affirmative vote of the Shareholders entitled to cast a majority of the votes entitled to be cast generally in the election of Trustees.

Section 5. Business Activities by Trustees. Notwithstanding anything herein to the contrary, each individual Trustee may engage in other business activities of the type conducted by the Trust and is not required to present to the Trust any investment or business opportunities presented to him or her even though the investment or business opportunities may be within the scope of the Trust’s investment or business policies, except to the extent that any such investment or business opportunity was presented to the Trustee in his or her capacity as a Trustee of the Trust.

Section 6. Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Trustees consistent with the Declaration of Trust, shall be final and conclusive and shall be binding upon the Trust and every holder of Shares: the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other distributions on Shares; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of Shares; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares; the number of Shares of any class of the Trust; any matter relating to the acquisition, holding and disposition of any assets by the Trust; or any other matter relating to the business and affairs of the Trust or required or permitted by applicable law, the Declaration of Trust or Bylaws or otherwise to be determined by the Board of Trustees.

ARTICLE VII

SHARES OF BENEFICIAL INTEREST

Section 1. Authorized Shares. The beneficial interest of the Trust shall be divided into shares of beneficial interest (the “Shares”). The Trust has authority to issue 100,000,000 common shares of beneficial interest, $0.01 par value per share (“Common Shares”), and 200,000,000 preferred shares of beneficial interest, $1.00 par value per share (“Preferred Shares”). If Shares of one class or series are classified or reclassified into Shares of another class or series of Shares pursuant to this Article VII, the number of authorized Shares of the former class or series shall be automatically decreased and the number of Shares of the latter class or series shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes and series that the Trust has authority to issue shall not be more than the total number of Shares set forth in the second sentence of this Section. Subject to the terms of any class or series of Shares, the Board of Trustees, without any action by the Shareholders, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue.

Section 2. Common Shares.

(A) Voting Rights. Except as may otherwise be specified in the terms of any class or series of Common Shares, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote. The Board of Trustees may classify any unissued Common Shares and reclassify any previously classified but unissued Common Shares of any class or series, in one or more classes or series of Shares.

(B) Dividend Rights. Subject to any preferential dividend rights, the holders of Common Shares shall be entitled to receive such dividends as may be authorized by the Board of Trustees and declared by the Trust with respect to the Common Shares. The holders of all Common Shares will participate equally in dividends payable to holders of Common Shares when and as authorized by the Board of Trustees and declared by the Trust. The Board of Trustees may from time to time authorize such dividends or distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine. The Board of Trustees shall endeavor to authorize and cause the Trust to declare and pay such dividends and distributions as shall be necessary for the Trust to qualify as a REIT under the Code. Subject to any preferential dividend rights, Shareholders shall have no right to any dividend or distribution unless and until authorized by the Board and declared by the Trust.

(C) Rights Upon Liquidation. Subject to any preferential rights upon liquidation, dissolution or winding up of the Trust, holders of Common Shares shall be entitled to share ratably in the assets of the Trust legally available for distribution to the Shareholders in the event of the liquidation, dissolution or winding up of the Trust after payment of, or adequate provision for, all known debts and liabilities of the Trust.

Section 3. Preferred Shares. The Board of Trustees may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any class or series, in one or more classes or series of Shares.

Section 4. Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set, subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Trust to file articles supplementary with the SDAT in form and substance as prescribed by Maryland law. Any of the terms of any class or series of Shares set pursuant to clause (c) of this Section 4 may be made dependent upon facts or events ascertainable outside the Declaration of Trust (including determinations by the Board of Trustees or other facts or events within the control of the Trust) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in articles supplementary filed with the SDAT.

Section 5. Authorization by Board of Share Issuance. The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend) and without any action by the Shareholders, subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws of the Trust (including those, if any, as may be set forth in the terms of any class or series of Shares then outstanding). Notwithstanding any other provision in the Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code or which would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

Section 6. General Nature of Shares. All Shares shall be personal property entitling the Shareholders only to those rights provided in the Declaration of Trust. The Shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a Shareholder shall not terminate the Trust. The Trust is entitled to treat as Shareholders only those persons in whose names Shares are registered as holders of Shares on the share ledger of the Trust.

Section 7. Fractional Shares. The Trust may, without the consent or approval of any Shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

Section 8. Declaration of Trust and Bylaws. All Shareholders are subject to the provisions of the Declaration of Trust and the Bylaws.

ARTICLE VIII

RESTRICTIONS ON TRANSFER AND SHARES-IN-TRUST

Section 1. Restrictions on Ownership and Transfer.

(A) Restrictions on Transfer. During the period commencing on the Initial Date and prior to the Restriction Termination Date and subject to Section 3 hereof:

(1) Except as provided in Section 1(F) hereof, no Person shall Beneficially Own outstanding Shares in excess of the Ownership Limit.

(2) No Person shall Transfer any Shares if such Transfer, if effective, would result in the Shares being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution).

(3) No Person shall Transfer any Shares if such Transfer, if effective, would result in the Trust being “closely held” within the meaning of Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT.

(4) Except as provided in Section 1(F) hereof, no Person shall Transfer any Shares if such Transfer, if effective, would cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust’s real property, within the meaning of Section 856(d)(2)(B) of the Code.

(5) If the transfer of Shares to the Share Trust described in Section 1(B) hereof would not be effective for any reason to prevent the violation of subsections (1), (2), (3) or (4) of this Section 1(A), then the Transfer of that number of Shares that would otherwise cause any Person to violate subsections (1), (2), (3) or (4) of this Section 1(A) shall be void ab initio and the intended transferee shall acquire no rights in such Shares.

(B) Transfer to Share Trust. During the period commencing on the Initial Date and prior to the Restriction Termination Date and subject to Section 3 hereof:

(1) If at any time there is a purported Transfer or Non-Transfer Event such that any Person would Beneficially Own Shares in excess of the Ownership Limit, then, (x) except as otherwise provided in Section 1(F) hereof, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person holding record title to the Shares Beneficially Owned by such Beneficial Owner, shall cease to own any right or interest) in such number of Shares which would cause such Beneficial Owner to Beneficially Own Shares in excess of the Ownership Limit, (y) such number of Shares in excess of the Ownership Limit (rounded up to the nearest whole share), shall be designated Shares-in-Trust and, in accordance with the provisions of Section 2 hereof, transferred automatically and by operation of law to the Share Trust to be held in accordance with that Section 2 and (z) the Prohibited

Owner shall submit certificates evidencing such number of Shares to the Trust for registration in the name of the Share Trust. Such transfer to a Share Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

(2) If at any time there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (ii) result in the Trust being “closely held” within the meaning of Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT, or (iii) cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust’s real property, within the meaning of Section 856(d)(2)(B) of the Code, then (x) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the person holding record title of the Shares with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of Shares, the ownership of which by such purported transferee or record holder would (A) result in the Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Trust being “closely held” within the meaning of Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT, or (C) cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust’s real property, within the meaning of Section 856(d)(2)(B) of the Code, and (y) such number of Shares (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 2 hereof, transferred automatically and by operation of law to the Share Trust to be held in accordance with that Section 2, and (z) the Prohibited Owner shall submit certificates evidencing such number of Shares to the Trust for registration in the name of the Share Trust. Such transfer to a Share Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

(C) Remedies For Breach. If the Trust, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of Section 1(A) hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 1(A) hereof, the Trust shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or acquisition.

(D) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Shares in violation of Section 1(A) hereof, or any Person who owned Shares that were transferred to the Share Trust pursuant to the provisions of Section 1(B) hereof, shall immediately give written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Trust’s status as a REIT.

(E) Owners Required To Provide Information.

(1) Every Beneficial Owner or Constructive Owner of more than 5%, or such lower percentage as required pursuant to regulations under the Code, of the outstanding Shares of the Trust shall, within 30 days after December 31 of each year, provide to the Trust a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of Shares Beneficially Owned or Constructively Owned, and a description of how such Shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(2) Each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the Shareholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust a written statement or affidavit stating such information as the Trust may request in good faith in order to determine the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(F) Exception to Ownership Limit. The Ownership Limit shall not apply to the acquisition of Shares by an underwriter that participates in a public offering of such shares for a period of 90 days following the purchase by such underwriter of such Shares, provided, further, that the restrictions contained in Section 1(A) of this Article VIII will not be violated following the distribution by such underwriter of such underwritten Shares. In addition, the Board of Trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in Section 1(A)(2), Section 1(A)(3) and/or Section 1(A)(4) hereof will not be violated and that REIT status will not otherwise be lost, may exempt a Person from the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code, provided that (i) the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of Shares will cause the Trust to lose its status as a REIT and (ii) such Person agrees that any violation or attempted violation of such representations and undertakings will result in a transfer to the Share Trust of Shares pursuant to Section 1(B) hereof. The Ownership Limit shall not apply to Shares held by Accredited Home Lenders, Inc.

Section 2. Shares-in-Trust.

(A) Share Trust. Any Shares transferred to a Share Trust and designated Shares-in-Trust pursuant to Section 1(B) hereof shall be held for the exclusive benefit of the Beneficiary. The Trust shall name a beneficiary of each Share Trust within five days after discovery of the existence thereof. Any transfer to a Share Trust, and subsequent designation of Shares as Shares-in-Trust, pursuant to Section 1(B) hereof shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Share Trust. Shares-in-Trust shall remain issued and outstanding Shares of the Trust and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding Shares of the same class and series. The Prohibited Owner shall have no rights in the Shares-in-Trust held by the Share Trust. The Prohibited Owner shall not benefit economically from ownership of any Shares-in-Trust held by the Share Trust, shall have no rights to dividends or other distributions in respect of Shares-in-Trust and shall not possess any rights to vote in respect of Shares-in-Trust or other rights attributable to the Shares-in-Trust held by the Share Trust. In no event shall the failure of any Person to submit certificates evidencing Shares-in-Trust for registration in the name of the Share Trust affect the validity or effectiveness of the transfer of any such Shares to the Share Trust. When transferred to a Permitted Transferee in accordance with the provisions of Section 2(E) hereof, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

(B) Rights to Dividends and Other Distributions. The Share Trust, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be declared by the Trust on such Shares and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Share Trust the amount of any dividends or distributions received by it that (i) are attributable to any Shares designated Shares-in-Trust and (ii) the record date for which was on or after the date that such shares became Shares-in-Trust. The Trust shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on Shares Beneficially Owned or Constructively Owned by the Person who, but for the provisions of Section 1(B) hereof, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Trust’s receipt or withholding thereof, shall pay over to the Share Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

(C) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of all or substantially all of the assets of, the Trust, at such time when there are Shares-in-Trust, subject to the following sentence, each Prohibited Owner shall be entitled to receive, ratably with each holder of Shares of the same class or series, that portion of the assets of the Trust which is available for distribution to the holders of such class and series of Shares. The Share Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Section 2(C) in excess of, (i) in the case of a purported Transfer in which the Prohibited Owner gave value for Shares and which Transfer resulted in the transfer of the shares to the Share Trust, the price per share, if any, such Prohibited Owner paid for the Shares and, (ii) in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Share Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Share Trust shall be distributed to the Beneficiary.

(D) Voting Rights. The Prohibited Owner shall have no voting rights with respect to Shares-in-Trust held in the Share Trust and, subject to Maryland law, effective as of the date that Shares have been transferred to the Share Trust, the Share Trustee shall have the authority (at the Share Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Shares have been transferred to the Share Trust and (ii) to recast such vote in accordance with the desires of the Share Trustee acting for the benefit of the Beneficiary; provided, however, that if the Trust has already taken irreversible trust action, then the Share Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VIII, until the Trust has received notification that Shares have been transferred into a Share Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of Shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Shareholders.

(E) Designation of Permitted Transferee. The Share Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. In an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Share Trustee shall designate any Person as Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale), at a price as set forth in Section 2(G) hereof, the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Share Trust and the redesignation of such Shares so acquired as Shares-in-Trust under Section 1(B) hereof. Upon the designation by the Share Trustee of a Permitted Transferee in accordance with the provisions of this Section 2(E), the Share Trustee shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Trust that the Permitted Transferee is the holder of record of such number of Shares, (iii) cause the Shares-in-Trust to be canceled and (iv) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making the payment to the Prohibited Owner pursuant to Section 2(F) hereof.

(F) Compensation to Record Holder of Shares that Become Shares-in-Trust. Any Prohibited Owner shall be entitled (following discovery of the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with Section 2(E) hereof or following the acceptance of the offer to purchase such shares in accordance with Section 2(G) hereof) to receive from the Share Trustee following the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for Shares and which Transfer resulted in the transfer of the Shares to the Share Trust, the price per share, if any, such Prohibited Owner paid for the Shares, or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such Shares (e.g., if the Shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Share Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer and (ii) the price per Share received by the Share Trustee from the sale or other disposition of such Shares-in-Trust in accordance with Section 2(E) hereof. Any amounts received by the Share Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Prohibited Owner pursuant to this Section 2(F) shall be distributed to the Beneficiary in accordance with the provisions of Section 2(E) hereof. Each Beneficiary and Prohibited Owner waive any and all claims that they may have against the Share Trustee and the Share Trust arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 2 by such Share Trustee or the Trust.

(G) Purchase Right in Shares-in-Trust. Shares-in-Trust shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in-Trust or (ii) the date the Trust determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Trust does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section 1(D) hereof.

Section 3. NYSE Transactions. Nothing in this Article VIII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VIII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VIII.

Section 4. Remedies Not Limited. Subject to Section 1 of Article VI, nothing contained in this Article VIII shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders by preservation of the Trust’s status as a REIT and to ensure compliance with the Ownership Limit. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VIII. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

Section 5. Ambiguity. In the case of an ambiguity in the application of any of the provisions of Article VIII, including any defined term used herein, the Board of Trustees shall have the power to determine the application of the provisions of this Article VIII with respect to any situation based on the facts known to it.

Section 6. Legend. Each certificate evidencing Shares shall bear an appropriate legend describing the restrictions set forth in this Article VIII or, in lieu of such legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a Shareholder on request and without charge.

Section 7. Severability. If any provision of this Article VIII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE IX

SHAREHOLDERS

Section 1. Meetings. There shall be an annual meeting of the Shareholders, to be held on proper notice at such time (after the delivery of the annual report) and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees and for the transaction of any other business within the powers of the Trust. Except as otherwise provided in the Declaration of Trust, special meetings of Shareholders may be called in the manner provided in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the Shareholders entitled to vote for the election of successor Trustees.

Section 2. Voting Rights. Subject to the provisions of any class or series of Shares then outstanding and Maryland law, the Shareholders shall be entitled to vote only on the following matters: (a) election of Trustees as provided in Section 2 of Article VI and the Bylaws and the removal of Trustees as provided in Section 4 of Article VI; (b) amendment of the Declaration of Trust as provided in Article XI; (c) termination of the Trust as provided in Section 2 of Article XIII; (d) merger or consolidation of the Trust, or the sale or disposition of substantially all of the Trust Property, as provided in Article XII; and (e) such other matters with respect to which a vote of the Shareholders is required by applicable law or the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Shareholders for approval or ratification. Except with respect to the foregoing matters, no action taken by the Shareholders at any meeting shall in any way bind the Board of Trustees.

Section 3. Preemptive Rights. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 4 of Article VII of the Declaration of Trust, or as may otherwise be provided by contract, no holder of Shares shall, as such holder have any preemptive or preferential right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell.

Section 4. Appraisal Rights. No holder of Shares shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL, or any successor statute (to the extent applicable to shareholders of a Maryland real estate investment trust) or to otherwise require the Trust to pay him the fair value of his Shares in an appraisal or similar proceeding unless the Board of Trustees, upon the affirmative vote of a majority of the Board of Trustees, shall determine that such rights apply, with respect to all or any classes or series of Shares, or any proportion of the Shares thereof, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.

Section 5. Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or authorized by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 6. Board Approval. The submission of any action to the Shareholders for their consideration shall first be approved by the Board of Trustees.

Section 7. Action By Shareholders Without a Meeting. The Bylaws of the Trust may provide that any action required or permitted to be taken by the Shareholders may be taken without a meeting by the by the written consent of the Shareholders entitled to cast a sufficient number of votes to approve the matter as required by statute, the Declaration of Trust or the Bylaws of the Trust, as the case may be.

ARTICLE X

LIABILITY LIMITATION, INDEMNIFICATION AND

TRANSACTIONS WITH THE TRUST

Section 1. Limitation of Shareholder Liability. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of his being a Shareholder.

Section 2. Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a REIT, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of the Declaration of Trust or Bylaws of the Trust inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. No Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (a) the Trustee or officer actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received; or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Section 3. Express Exculpatory Clauses in Instruments. Neither the Shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all Persons shall look solely to the Trust Property for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.

Section 4. Indemnification. The Trust shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former Shareholder, Trustee or officer of the Trust or (b) any individual who, while a Trustee or officer of the Trust and at the request of the Trust, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former Shareholder, Trustee or officer of the Trust. The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and advancement of expenses to a person who served as a predecessor of the Trust in any of the capacities described in (a) or (b) above, and to any employee or agent of the Trust or a predecessor of the Trust.

Section 5. Transactions Between the Trust and its Trustees, Officers, Employees and Agents. Subject to any express restrictions in the Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

ARTICLE XI

AMENDMENTS

Section 1. General. The Trust reserves the right from time to time to make any amendment to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any Shares. All rights and powers conferred by this Declaration of Trust on Shareholders, Trustees and officers are granted subject to this reservation. All references to the Declaration of Trust shall include all amendments thereto.

Section 2. By Trustees. Subject to the terms of any class or series of Shares, the Trustees may amend the Declaration of Trust from time to time, in the manner provided by the MRL, without any action by the shareholders, (i) to qualify as a real estate investment trust under the Code or under the MRL, (ii) in any respect in which the charter of a corporation may be amended in accordance with Section 2-605 of the Maryland General Corporation Law and (iii) as otherwise provided in the Declaration of Trust.

ARTICLE XII

MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY

Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge the Trust into a Maryland or foreign business trust, corporation having capital stock, limited partnership or limited liability company; or one or more such business trusts, such corporations, domestic or foreign limited partnerships or limited liability companies may merge into it, (b) consolidate the Trust with a Maryland or foreign business trust, corporation having capital stock, limited partnership or limited liability company; or one or more such business trusts, such corporations, domestic or foreign limited partnerships or limited liability companies may consolidate into it, (c) participate in a share exchange either as the successor or as the entity whose securities are to be acquired, or (d) sell, exchange or otherwise transfer all or substantially all of the Trust Property. Except as may be otherwise required by law, as used herein, a sale, exchange or other transfer of substantially all of the assets of the Trust shall mean a sale, exchange or other transfer of 90% or more of the total assets of the Trust (based upon the most recent appraised values) within a twelve-month period.

ARTICLE XIII

DURATION AND TERMINATION OF TRUST

Section 1. Duration. The Trust shall continue perpetually unless terminated pursuant to Section 2 of this Article XIII or pursuant to any applicable provision of the MRL.

Section 2. Termination.

(A) Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may be terminated at any meeting of Shareholders. Upon the termination of the Trust:

(1) The Trust shall carry on no business except for the purpose of winding up its affairs.

(2) The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under the Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust’s contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

(3) After paying or adequately providing for the payment of all debts and liabilities of the Trust, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trust may distribute the remaining property of the Trust among the Shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

(B) After termination of the Trust, the liquidation of its business and the distribution to the Shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust’s records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all Shareholders shall cease.

ARTICLE XIV

MISCELLANEOUS

Section 1. Governing Law. The Declaration of Trust is executed by the undersigned Trustee constituting all of the Trustees of the Trust and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

Section 2. Reliance by Third Parties. Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or Shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or Shareholders; (d) a copy of the Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to the Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact relating to the affairs of the Trust. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

Section 3. Severability.

(A) The provisions of the Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, the MRL or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment of the Declaration of Trust pursuant to Article XI and without affecting or impairing any of the remaining provisions of the Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination. In the event of any such determination by the Board of Trustees, the Board shall amend the Declaration of Trust in the manner provided in Section 2 of Article XI.

(B) If any provision of the Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Declaration of Trust in any jurisdiction.

Section 4. Construction. In the Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Declaration of Trust. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with the Code or the MRL, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland.

Section 5. Recordation. The Declaration of Trust and any amendment hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record the Declaration of Trust or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of the Declaration of Trust or any amendment hereto. A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.

THIRD: The amendment to and restatement of the Declaration of Trust of the Trust as hereinabove set forth have been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law.

FOURTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 4th day of August, 2004.

ATTEST:	ACCREDITED MORTGAGE LOAN REIT TRUST

/s/ RAY W. MCKEWON	/s/ JOSEPH J. LYDON	(SEAL)
Secretary Ray W. McKewon	President Joseph J. Lydon